UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

September 29, 2009 (September 24, 2009)
Date of Report (Date of earliest event reported)

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Sharps Compliance Corp.
(Exact name of Registrant as specified in its charter)

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Delaware	001-34269	74-2657168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9220 Kirby Drive, Suite 500
Houston, Texas 77054
(Address of principal executive offices, including zip code)

(713) 432-0300
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Incentive Compensation Plan – FY 2010 & 2011

On June 6, 2008, the Compensation Committee of the Board of Directors (“Committee”) of Sharps Compliance Corp. (the “Company”) adopted its Executive Incentive Compensation Plan effective for the fiscal years ended June 30, 2008 and 2009.  On September 24, 2009, the Committee updated the Plan with respect to fiscal years ended June 30, 2010 and 2011 as shown below.

The Executive Incentive Compensation Plan (the “Plan”) is designed to allow eligible executive full-time employees to share in achievements based on attainment of pre-established Company financial performance as well as achievement of individual goals.  The Plan is designed to motivate and reward eligible participants whose performance is considered by the Committee to be critical and integral to the overall success of the Company.

Eligibility and Plan Year

Plan eligibility is determined by the Committee. For the fiscal years ending June 30, 2010 and 2011 participation in the Plan is limited to the Company’s Chief Executive Officer, Chief Financial Officer and Sr. Vice President of Sales and Marketing. The Committee may, at its sole discretion, add other Company executives as participants to the Plan.

Elements of the Plan

Each eligible participant has a target bonus, calculated as a specified percentage of that executive’s then current annual salary. For the fiscal year ending June 30, 2010 and 2011, the specified percentage of participant’s annual salary is 60% for each of the Chief Executive Officer, Chief Financial Officer and Sr. Vice President of Sales and Marketing. The bonus amount will be computed based upon achievement of goals in three categories:  (1) positioning the Company for future growth, (2) the achievement of fiscal year budgeted earnings and (3) achievement of fiscal year budgeted revenues.

Individual Performance Element (determines 25% of target bonus)

The computation of this portion of the target bonus will be based upon accomplishments of the Company and the executive participants designed to position the Company for future growth. The Committee will review accomplishments prepared by executive participants and determine achievement of the goal in their sole discretion.

Earnings Performance Element (determines 25% of target bonus)

Achievement of this element will be based upon the Company meeting the budgeted net earnings goal for the respective fiscal year.

Revenue Performance Element (determines 50% of target bonus)

Achievement of this element will be based upon the Company meeting the budgeted consolidated revenue goal for the respective fiscal year.

With respect to the Sr. Vice President of Sales and Marketing one-half of this element will be based upon achievement by the Company of its budgeted revenue goal for its Core Business (excludes MWMS-related revenues) and one-half based upon achievement by the Company of its budgeted revenue goal for the consolidated revenues of the Company.

In addition to the above, executive participants will recommend to the Committee a fiscal year bonus pool for non-executive employees.

Eligibility and Payments to Participants

The participant must be an active, full-time employee of the Company on the last day of the fiscal year for which the incentive award is earned to be entitled to the bonus.

Awards shall be paid in cash less applicable taxes, no later than five (5) days of the public release of the Company’s annual fiscal yearend financial results or such earlier date as deemed appropriate by the Committee.

The Plan, as set forth in this document, represents the general guidelines the Committee presently intends to utilize to determine executive incentive compensation.  If, however, at the sole discretion of the Committee, the Company’s best interest is served by applying different guidelines in special or for unusual circumstances, it reserves the right to do so. The Committee reserves the right to amend or discontinue this Plan at any time in the best interests of the Company and its shareholders.  Without in anyway limiting the foregoing rights of the Company, should a material business event, significant customer contract, acquisition, disposition or change in control occur during the Plan period, the Committee reserves the right to amend or supplement the Plan following such event in such manner as the Committee, in its sole discretion, deems appropriate.

The Committee shall have full power and authority to interpret and administer the Plan and shall be the sole arbiter of all manners of interpretation and application of the Plan and the Committee’s determination shall be final.  Any inconsistencies that may occur between the Plan provisions and the calculation of the incentive results will be interpreted and resolved on an individual basis by the Committee.

Non-Employee Board of Director Compensation

Under the Company’s Non-Employee Board of Director Compensation Policy, and as approved by the Compensation Committee of the Board of Directors of the Company on September 24, 2009, restricted stock awards totaling 40,000 were issued to the following non-employee directors on September 28, 2009:

-	Ramsay H. Gillman (8,000);
-	Parris H. Holmes (8,000);
-	F. Gardner Parker (8,000);
-	John W. Dalton (8,000); and
-	Philip C. Zerrillo (8,000).

The restricted stock awards represent the equity portion of the Board of Director compensation for fiscal year 2010 (ending June 30, 2010). The restricted stock awards vest 25% at each quarter end; September 30 and December 31, 2009 and March 31, 2010 and June 30, 2010.

In addition to the above equity compensation, directors will receive cash compensation equal to $6,000 per regularly scheduled quarter end board of directors meeting during fiscal year ending June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPS COMPLIANCE CORP. a Delaware corporation

Dated: September 29, 2009	By:	/s/ David P. Tusa
David P. Tusa
Executive Vice President, Chief Financial Officer, Business Development and Corporate Secretary